UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Findell Capital Management LLC, together with the other participants in its solicitation (collectively, “Findell”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation.

Item 1: On June 23, 2025, Findell issued the following press release:

Findell Capital Issues Rebuttal Presentation on Oportun Financial

Highlights That the Company Forced a Costly Proxy Contest by Refusing to Fill Board Leadership Positions with Independent Directors Who Possess Lending Industry Experience and by Ousting Former OneMain Financial CFO Scott Parker from the Board

Makes Clear That Removing Failed CEO Raul Vazquez from the Board Would Strengthen the Board’s Oversight of Management

Reiterates That Oportun Significantly Underperformed Peers Prior to Findell’s Involvement – and That Further Board Refreshment Is Needed to Prevent Additional Value Destruction

NEW YORK, June 23, 2025 /PRNewswire/ -- Findell Capital Partners, LP, (together with its affiliates, "Findell," "we" or "us") one of the largest stockholders of Oportun Financial Corporation (NASDAQ: OPRT) (“Oportun” or the “Company”), today issued a rebuttal presentation correcting false and misleading statements made in the Company’s June 18th presentation.

As a reminder, Findell is seeking to strengthen the Board of Directors’ (the “Board”) lending industry credentials, independence and oversight of management at the 2025 Annual Meeting of Stockholders. We urge stockholders to vote today FOR the election of independent lending industry veteran Warren Wilcox to the Board on the WHITE proxy card.

Visit www.OpportunityAtOportun.com to learn more.

Contact:

Findell Capital Management, LLC

88 Pine Street, 22nd Fl.

New York, NY 10005

info@findell.us

OR

Saratoga Proxy Consulting LLC

John Ferguson

info@saratogaproxy.com

Item 2: Also on June 23, 2025, Findell issued an Investor Presentation titled “Responding to Oportun Financial’s Misguided Assessment of Findell’s Goals and Campaign”, a copy of which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 3: Also on June 23, 2025, Findell published certain material on www.OpportunityAtOportun.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on June 23, 2025, Findell published certain material on X.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.